UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2016 (March 31, 2016)

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22333	36-3687863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1319 Marquette Drive, Romeoville, Illinois 60446

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (630) 771-6700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Nanophase Technologies Corporation (the “Company”) entered into a Supply Agreement, effective as of March 31, 2016 (the “Supply Agreement”), with Ester Solutions Company (“Ester”). Pursuant to the Supply Agreement, the Company has agreed to supply to Ester, and Ester has agreed to purchase from the Company, Ester’s requirements for the HallBrite® EZ-FLO TDX and HallBrite® EZ-FLO TDX PLUS products manufactured by the Company (collectively, the “Products”), provided that the Company is able to supply the Products on market competitive terms. The Supply Agreement sets forth the minimum order capacity the Company must maintain under the agreement, and the Company has agreed to use its best efforts to supply the Products in accordance with the terms of the Supply Agreement.

Ester has agreed to pay the Company for its documented costs of product and delivery of the Products, and has also agreed to pay the Company a percentage of Ester’s net profit, as defined in the Supply Agreement, from sales of the Products to customers. If Ester obtains a quotation to purchase the Products from a third party on terms that, in the aggregate, are more favorable to Ester than those set out in the Supply Agreement, Ester is required under the Supply Agreement to notify the Company in writing and provide the Company the opportunity to supply the Products on terms that are, in the aggregate, as least as favorable as those offered by the third party. While Ester is permitted to cancel any order by giving written notice to the Company at least 30 days prior to the scheduled delivery date, the Supply Agreement provides for certain cancellation charges to be paid by Ester depending on the timing of the notice of cancellation.

The Supply Agreement also addresses Ester’s use of the Company’s trademarks, service marks, trade names, and other symbols identifying the Products (the “Marks”), which will remain the exclusive property of the Company. Ester will not acquire any right in such Marks, except the limited right to use the Marks to advertise and promote the Products. All intellectual property rights in and in relation to the Products that a party developed prior to the effective date of the Supply Agreement will remain the sole and exclusive property of such party, while all intellectual property rights in and in relation to the Products developed on or after the effective date of the Supply Agreement will remain the sole and exclusive property of the Company. All intellectual property rights in and in relation to modifications or customizations to the Products requested by a customer of Ester (a “New Product Concept”) will be under the sole ownership of Ester, and Ester will have the exclusive right to sell the New Product Concept. However, the Company will not be obligated to make or develop the New Product Concept.

The Supply Agreement has an initial term of three years from March 31, 2016, and will thereafter automatically renew for successive one-year terms unless one party provides the other with not less than 90 days written notice prior to the expiration of the then-current term of its intention not to renew. Either party may also terminate the Supply Agreement at any time by written notice if the other party either (i) commits a material breach of the agreement that is incapable of remedy or which is not remedied within 30 days of receiving written notice requiring remedy of the breach, or (ii) becomes insolvent. Upon the expiration or termination of the Supply Agreement for any reason, Ester has the right to place a final order with the Company for certain quantities of Products.

The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Supply Agreement, which is filed, with confidential portions redacted, as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

The following item is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Exhibit

10.1*	Supply Agreement, dated as of March 31, 2016, between the Company and Ester Solutions Company

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2016

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Frank Cesario
Name:	Frank Cesario
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1*	Supply Agreement, dated as of March 31, 2016, between the Company and Ester Solutions Company

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.